Exhibit 10.48

The Western Union Company

Supplemental Incentive Savings Plan

ARTICLE I

PURPOSE AND HISTORY OF THE PLAN

1.1        Plan History. The Western Union Company Supplemental Incentive Savings Plan (the “Plan”) was established effective as of September 29, 2006, the date that The Western Union Company (the “Company”) was spun off from First Data Corporation (the “Spin-Off Date”). As further described herein, certain liabilities under the First Data SISP were transferred to the Plan as of that time.  The Plan is hereby amended and restated effective as of April 1, 2018.

1.2        Accounts Transferred From the First Data SISP.  The following accrued liabilities were transferred from the First Data SISP to the Plan as of the Spin-Off Date:

(a)        liability equal to the bookkeeping accounts for deferrals contributed after December 31, 2004, plus related earnings, by Participants who are Business Employees.

(b)        liability equal to the bookkeeping accounts for employer matching contributions, Service-Related Contributions, and ISP Plus Contributions to the extent non‑vested as of December 31, 2004, and for employer matching contributions, Service-Related Contributions, and ISP Plus Contributions credited after December 31, 2004, plus related earnings, by Participants who are Business Employees.

For purposes of this Section 1.2, “Business Employee” means a Transferred Employee or any other individual employed at any time on or prior to the Spin-Off Date by the Company or its Affiliates who has, as of the Spin-Off Date, or who, immediately prior to his or her termination of employment with all of First Data Corporation and its affiliates, had employment duties primarily related to the business of providing consumer to consumer money transfer services, consumer to business payment services, retail money order services and certain prepaid services.  For purposes of this Section 1.2, “Transferred Employee” means an employee of First Data Corporation or any of its affiliates (other than the Company or any of its Affiliates) whose employment is transferred to the Company or any of its Affiliates immediately prior to the Spin-Off Date.

1.3        Purpose of the Plan.  The purpose of the Plan is to further the growth and development of the Company by enhancing the Company's ability to attract and retain select employees by providing a select group of senior management and highly compensated employees of the Company and its Affiliates the opportunity to defer a portion of their cash compensation.  The Plan is intended to provide Participants with an opportunity to supplement their retirement income through deferral of current compensation. The Plan is an unfunded plan that is intended to comply with the requirements of Code § 409A.  The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended.

ARTICLE II

DEFINITIONS

2.1       “Account” means any of the unfunded notional accounts established for a Participant under the Plan, including the Participant’s Deferral Account, Western Union Matching Account, First Data Matching Account, First Data ISP Plus Contributions Account, First Data Service-Related Contributions Account, and First Data eOne Global Employer Basic Contributions Account, if applicable.

2.2       “Affiliate” means any entity that is treated as a single employer together with the Company pursuant to Code § 414(b) or (c).

2.3       “Base Salary”  means a Participant’s annualized base salary, without taking into account (a) commissions, bonus amounts of any kind, reimbursements of expenses, income realized upon exercise of stock options or sales of stock, or (b) deferrals of income under this Plan or any other employee benefit plan of the Company or an Affiliate.

2.4       “Board” means the Board of Directors of the Company.

2.5       “Bonus” means the payout amount earned by a Participant under one of the Company’s annual bonus or incentive compensation plans.

2.6       “Change in Control” means Change in Control as defined in the LTIP.

2.7       “Code” means the United States Internal Revenue Code of 1986, as amended.

2.8       “Committee” means The Western Union Company Employee Benefits Committee, or its successor.

2.9       “Company” means The Western Union Company.

2.10     “Deferral Account” means the record maintained by the Company for each Participant who has an account balance for the cumulative amount of (a) account balance liabilities accumulated under the First Data SISP with respect to deferred salary and bonus amounts which were transferred from the First Data SISP to this Plan as of the Spin-off Date, (b) Salary, Bonus and/or Performance Grant amounts deferred pursuant to this Plan, and (c) imputed gains or losses on those amounts accrued as provided in Article IV of the Plan.

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2.11     “Deferred Compensation Agreement” means, collectively, the written agreements between a Participant and the Company (or an Affiliate), or between a Participant and First Data Corporation (or any of First Data Corporation’s affiliates), in the form prescribed by the Committee, whereby a Participant makes a Distribution Election and may agree to defer a portion of his or her Salary, Bonus and/or Performance Grants.

2.12     “Designated Beneficiary” means the person or persons designated by a Participant pursuant to rules prescribed by the Committee to receive any benefits payable pursuant to the Plan upon his or her death.  In the absence of a beneficiary designation, or if a Participant’s Designated Beneficiary dies prior to the Participant’s death, the Participant’s Designated Beneficiary shall be his or her surviving spouse, if any, and if none, his or her estate.

2.13     “Disability”  means that the Participant (a) is unable to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under a disability or accident or health plan covering employees of the Company and Affiliates.

2.14     “Distribution Election”  means the election by a Participant made in accordance with Articles III and VI that specifies the time and form in which the Participant’s Account will be distributed.

2.15     “Employee”  means a full-time employee on the United States payroll of the Company or an Affiliate.

2.16     “First Data eOne Global Employer Basic Contributions Account” means the record maintained by the Company for each Participant who has an account balance for the cumulative amount of (a) account balances accumulated under the First Data SISP with respect to First Data eOne Global Employer Basic Contributions (as defined under the First Data SISP) the liability for which was transferred from the First Data SISP to this Plan, and (b) imputed gains or losses on those amounts accrued as provided in Article IV of the Plan.

2.17     “First Data ISP Plus Contributions Account” means the record maintained by the Company for each Participant who has an account balance for the cumulative amount of (a) account balances accumulated under the First Data SISP with respect to ISP Plus Contributions (as defined under the First Data SISP) the liability for which was transferred from the First Data SISP to this Plan, and (b) imputed gains or losses on those amounts accrued as provided in Article IV of the Plan.

2.18     “First Data Service-Related Contributions Account” means the record maintained by the Company for each Participant who has an account balance for the

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cumulative amount of (a) account balances accumulated under the First Data SISP with respect to Service-Related Contributions (as defined under the First Data SISP) the liability for which was transferred from the First Data SISP to this Plan, and (b) imputed gains or losses on those amounts accrued as provided in Article IV of the Plan.

2.19     “First Data SISP” means the First Data Corporation Supplemental Incentive Savings Plan and the First Data Corporation Supplemental Incentive Savings Plan-2.

2.20     “First Data Matching Account” means the record maintained by the Company for each Participant who has an account balance for the cumulative amount of (a) account balances accumulated under the First Data SISP with respect to employer matching contributions the liability for which was transferred from the First Data SISP to this Plan, and (b) imputed gains or losses on those amounts accrued as provided in Article IV of the Plan.

2.21     “Incentive Savings Plan”  or  “ISP” means The Western Union Company Incentive Savings Plan, as amended from time to time.

2.22     “Investment Fund” means any of the notional investments or hypothetical investment measures as may be designated by the Company from time to time for purposes of determining the gains or losses to be assigned to the Accounts.  Investment Funds shall be notional, unfunded, and used solely for the purpose of determining imputed gains or losses in a Participant’s Account.  Except as may otherwise be determined by the Company in its sole discretion, the available Investment Funds shall be the same investment options available to participants under the Incentive Savings Plan, excluding any brokerage account option or any employer stock fund.

2.23     “LTIP” means The Western Union Company 2015 Long-Term Incentive Plan, as amended from time to time.

2.24     “Participant” means an Employee who has satisfied the Plan’s eligibility criteria, has entered into a written Deferred Compensation Agreement in accordance with the provisions of the Plan, and has not received a complete distribution of his Accounts.

2.25     “Performance Grant” means the cash amount payable with respect to a Performance Grant under the LTIP that is “performance-based compensation” within the meaning of Code § 409A and the regulations thereunder.

2.26     “Performance Measures” means the term Performance Measures as defined in the LTIP.

2.27     “Person” shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as modified, and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering

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of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

2.28     “Plan” means The Western Union Company Supplemental Incentive Savings Plan.

2.29     “Plan Year” means the calendar year.

2.30     “Potential Change in Control” means any of the following: (a) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Company; (b) the Company or any Person publicly announces an intention to take or consider taking actions which if consummated would constitute a Change in Control of the Company; (c) any Person becomes the beneficial owner, directly or indirectly, of securities of the Company representing 9.5% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities; unless that Person has filed a schedule under Section 13 of the Securities Exchange Act of 1934 and the rules and regulations promulgated under Section 13, and that schedule (including any and all amendments) indicates that the Person has no intention to (i) control or influence the management or policies of the Company, or (ii) take any action inconsistent with a lack of intention to control or influence the management or policies of the Company; or (d) the Board adopts a resolution to the effect that a Potential Change in Control has occurred.

2.31     “Salary” means a Participant’s Base Salary plus commissions and incentive compensation, other than Bonus or Performance Grants, paid to the Participant for personal services rendered by the Participant to the Company or an Affiliate during a calendar year.

2.32     “Separation from Service” means a “separation from service” under Code § 409A.  A Separation from Service occurs if the facts and circumstances indicate that the Company and its Affiliates and the Participant reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the Participant will perform after such date (whether as an Employee or as an independent contractor) will decrease to no more than 20 percent of the average level of bona fide services performed (whether as an Employee or as an independent contractor) over the immediately preceding 36-month period (or the full period of services if the Participant has been providing services for less than 36 months).  Notwithstanding the foregoing, the employment relationship is treated as continuing while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of leave does not exceed six months, or if longer, so long as the Participant retains the right to reemployment with the Company or an Affiliate under an applicable statute or contract.

2.33     “Severe Financial Hardship”  means an unforeseeable emergency causing severe financial hardship to the Participant resulting from one or more of the following:

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(a)        Accident or illness of the Participant, the Participant’s spouse or dependent (as defined in Code § 152, without regard to Code § 152(b)(1), (b)(2) and (d)(1)(B));

(b)        Loss of the Participant’s property due to casualty; or

(c)        Similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

The purchase of a home or payment of college tuition is not a Severe Financial Hardship.  Whether a Participant has experienced a Severe Financial Hardship and the amount available to the Participant as a result of a Severe Financial Hardship shall be determined by the Committee in accordance with Code § 409A based on the relevant facts and circumstances.

2.34     “Specified Employee” means a Participant who is a “key employee” (as defined in Code § 416(i)(1)(A)(i), (ii) or (iii) without regard to Code § 416(i)(5)) at any time during the 12 month period ending on the December 31 of a Plan Year (the “Identification Date”).  An Employee shall be treated as a Specified Employee only for the 12 month period beginning on the next April 1 following the Identification Date (each such April 1 being the “Specified Employee Effective Date”).  Notwithstanding the foregoing, compensation that is excluded from an employee’s gross income on account of the location of the services or the identity of the employer that is not effectively connected with a trade or business within the United States and is excludable as foreign compensation under Code § 415 shall not be treated as compensation for purposes of determining Specified Employees.

2.35     “Spin‑Off Date” means September 29, 2006, the date that the Company was spun off from First Data Corporation.

2.36     “Vested Interest” means a Participant’s nonforfeitable interest in his or her Account, determined in accordance with Article V.

2.37     “Western Union Matching Account” means the record maintained by the Company for each Participant who has an account balance for the cumulative amount of (a) Company matching contributions pursuant to this Plan, and (b) imputed gains or losses on those amounts accrued as provided in Article IV of the Plan.

2.38     “Year of Service” means the number of completed years of uninterrupted service from a Participant’s most recent date of hire; provided, however, that a Participant who is re-employed by the Company or an Affiliate within 31 days of the date of a Separation from Service will be treated as having uninterrupted service during such period for purposes of Section 5.2 and a Participant who is re-employed by the Company or an Affiliate within one year of the date of a Separation from Service will receive credit for the Years of Service they accumulated on or before their prior Separation from Service for purposes of Section 5.2. Years of Service also includes: (a) periods the Participant is on military leave, sick leave or other bona fide leave of absence if the period of leave does not

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exceed six months, or if longer, so long as the Participant retains the right to reemployment with the Company or an Affiliate under an applicable statute or contract; and (b) prior service with certain acquired companies or other affiliated companies provided the prior service is negotiated for in the applicable acquisition agreement. In the absence of such provision in the applicable acquisition agreement and subject to a determination by the Committee, Years of Service may include prior service recognized by the acquired company or other company affiliated with the acquired company immediately preceding the effective sale date of the applicable acquisition agreement.

ARTICLE III

PARTICIPANT DEFERRALS AND COMPANY CONTRIBUTIONS

3.1        Eligibility.  The Company shall identify those Employees who are eligible to defer amounts under the Plan.  Eligibility to be a Participant in the Plan and to defer amounts under the Plan is entirely at the discretion of the Company and shall be limited to a select group of senior management or highly compensated employees.  Eligibility to defer amounts under the Plan for any calendar year shall not confer the right to defer amounts for any subsequent year.

3.2        Deferrals. A Participant may elect to defer up to 80% of the Participant’s Salary and Bonus and up to 100% of a Performance Grant, subject to such additional guidelines and limitations adopted by the Committee, by entering into a Deferred Compensation Agreement in accordance with Section 3.3.  The Salary and Bonus otherwise payable to a Participant for each Plan Year beginning after the date of the election and any Performance Grant specified in a Deferred Compensation Agreement shall be reduced by the amount elected to be deferred, and the Participant’s Deferral Account shall be credited for the amount deferred.  Participants shall make separate elections with respect to deferrals of Salary, Bonus and Performance Grants.  Deferrals from Salary shall be withheld in substantially equal amounts from Salary payable for the Plan Year to which the Deferred Compensation Agreement relates. Deferrals from Bonus shall be withheld from the Bonus otherwise payable for the Plan Year to which the Deferred Compensation Agreement relates, and deferrals from a Performance Grant shall be withheld from the Performance Grant specified in the Deferred Compensation Agreement.  Elections to defer Salary, Bonus and Performance Grants are irrevocable, except as otherwise provided in the Plan.  With respect to Business Employees who continue to be eligible to defer amounts under the Plan, Deferred Compensation Agreements entered into before the Spin-Off Date shall be continued as if the Deferred Compensation Agreements had been made under this Plan and will be continued as provided in Section 3.3.

3.3        Elections to Defer.

(a)        Newly Eligible Employees.  An eligible Employee who has not previously been eligible to participate in the Plan (or any other plan required to be aggregated with the Plan pursuant to Code § 409A) and who wishes to participate in the Plan must execute a Deferred Compensation Agreement within 30 days after he or she first becomes eligible to participate in the

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Plan (or any other plan required to be aggregated with the Plan pursuant to Code § 409A). The Deferred Compensation Agreement shall be irrevocable with respect to the current Plan Year, except as otherwise provided in the Plan, and shall be effective only with respect to compensation payable for services performed subsequent to the execution of the Deferred Compensation Agreement.  The Employee may change his or her Deferred Compensation Agreement election with respect to services to be performed in any subsequent Plan Year under the provisions in Section 3.3(c).

In the Employee’s first year of participation, if the Bonus or Performance Grant for which the election is made is an annual bonus or is otherwise based on a specified performance period, then the Employee’s Deferred Compensation Agreement election with respect to the Bonus or Performance Grant will apply only to the portion of the Bonus or Performance Grant equal to the total amount of the Bonus or Performance Grant multiplied by the ratio of the number of days remaining in the performance period after the date of the Deferred Compensation Agreement over the total number of days in the performance period.

(b)        Former Participants with No Account Balance and Employees Ineligible for Two Years.  If a former Participant has been paid all amounts deferred under the Plan (and all other plans required to be aggregated with the Plan pursuant to Code § 409A) and on or before the date of the last payment was not eligible to continue to participate in the Plan (or any other plan required to be aggregated with the Plan pursuant to Code § 409A) for periods after the last payment (other than through an election of a different time and form of payment with respect to amounts paid), the Employee may be treated as newly eligible to participate in the Plan pursuant to Section 3.3(a) as of the first date following such payment that the Employee again becomes eligible to participate in the Plan.  If an Employee has ceased to be eligible to defer amounts under the Plan (and all other plans required to be aggregated with the Plan pursuant to Code § 409A) (other than the accrual of earnings), regardless of whether all amounts deferred under the Plan (and all other plans required to be aggregated with the Plan pursuant to Code § 409A) have been paid, and subsequently becomes eligible to participate in the Plan again, the Employee may be treated as newly eligible to participate pursuant to Section 3.3(a) if the Employee has not been eligible to participate in the Plan (or any other plan required to be aggregated with the Plan pursuant to Code § 409A) (other than the accrual of earnings) at any time during the 24-month period ending on the date that the Employee again becomes eligible to participate in the Plan.

(c)        Previously Eligible Employees.  An eligible Employee who has previously been eligible to participate in the Plan (or any other plan required to be aggregated with the Plan pursuant to Code § 409A) but is not treated as newly eligible to participate in the Plan under Section 3.3(b) and who

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wishes to change his or her deferral election or make an initial deferral election must enter into a Deferred Compensation Agreement with respect to compensation paid for services performed during a Plan Year at any time prior to the beginning of that Plan Year. The new Deferred Compensation Agreement election shall be effective for such Plan Year and all subsequent Plan Years, except that the Employee may change his or her Deferred Compensation Agreement deferral election at any time through the December 31 prior to the beginning of a Plan Year.  After the December 31 prior to the beginning of the Plan Year, the Deferred Compensation Agreement deferral election shall become irrevocable with respect to that Plan Year, except as otherwise provided in the Plan. The Committee may, in its sole discretion, establish earlier deadlines or annual enrollment periods for such election changes during which such elections must be made.

(d)        Elections to Defer Performance Grants.  Notwithstanding the forgoing provisions of this Section 3.3, an eligible Employee may elect to defer a Performance Grant at any time on or before the date that is six months before the end of the applicable performance period, provided (i) the Employee has performed services for the Company or an Affiliate continuously from the later of the beginning of the performance period or the date the Performance Measures are established for the Performance Grant in writing (which shall be no later than 90 days after the commencement of the performance period) through the date of this election and (ii) the amount payable in respect of the Performance Grant is not calculable and substantially certain to be paid as of the time of this election.

(e)        Cancellation of Deferral Election for 401(k) Plan Hardship Distribution.  Notwithstanding a Participant’s deferral election in his or her Deferred Compensation Agreement, a Participant’s deferral election shall be cancelled if required under the 401(k) plan sponsored by the Company or an Affiliate which is the Participant’s Employer due to the Participant’s receipt of a hardship distribution from such 401(k) plan, pursuant to the requirements of Code § 1.401(k)‑1(d)(3).  After the cancellation required under the 401(k) plan has expired, the Participant may execute a new Deferred Compensation Agreement, in accordance with the timing requirements for previously eligible employees under Section 3.3(c).

3.4        Company Matching Contributions. For any Plan Year in which a Participant is deferring amounts under the Plan, the Participant’s Western Union Matching Account shall be credited with an amount each pay period, calculated as follows:

(a)        dollar for dollar on the sum of the Participant’s contributions to the ISP (other than catch-up contributions) and the Participant’s contributions of Salary and Bonus to the Plan, up to the first 3% of the sum of (i) the Participant’s Compensation (as defined in the ISP without regard to the

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Code § 401(a)(17) limitation) for the pay period, plus (ii) Salary and Bonus amounts deferred under the Plan for the pay period, and $.50 for each dollar on the sum of the Participant’s contributions to the ISP (other than catch-up contributions) and the Participant’s Salary and Bonus contributions to the Plan, up to the next 2% of the sum of (i) the Participant’s Compensation (as defined in the ISP without regard to the Code § 401(a)(17) limitation) for the pay period, plus (ii) Salary and Bonus amounts deferred under the Plan for the pay period,

(b)        minus the amount of employer matching contributions contributed to the Participant’s ISP accounts for the pay period;

provided, however, that the amounts credited to the Participant’s Western Union Matching Account for any year pursuant to the foregoing shall not exceed the total employer matching contributions that would be provided under the ISP absent any plan-based restrictions that reflect limits on qualified plan contributions under the Code.

To the extent the Participant receives additional employer matching contributions under the ISP when employer matching contributions are recalculated on an annual basis under the ISP, the Participant’s Western Union Matching Account under the Plan may be reduced by the amount of the additional employer matching contributions contributed to the ISP for the Plan Year.

3.5        Company Discretionary Contributions.  For any Plan Year, the Company may, in its discretion, credit a Participant’s Account in an amount determined in the sole discretion of the Committee at any time and without regard to any amount credited to the Account of any other Participant.  Company discretionary contributions credited to a Participant’s Account pursuant to this Section 3.5 shall vest in accordance with the schedule applicable to the Participant’s Western Union Matching Account, as set forth in Section 5.2.

ARTICLE IV

DEEMED INVESTMENT OF ACCOUNTS

4.1        Selection of Investment Funds.  Except as may otherwise be determined by the Company in its sole discretion, the Investment Funds available under the Plan shall be the same investment options available to participants under the Incentive Savings Plan, excluding any brokerage account option or any employer stock fund.  The availability of an Investment Fund shall not give, or be deemed for any purpose to give, a Participant an interest in any asset or investment held by the Company for any purpose.

4.2        Participant Identification of Investment Funds.  Participants shall select one or more Investment Funds with respect to which imputed gains or losses shall be calculated and attributed (credited or debited) to the Participant’s Account.  Participants who are active Employees may change the Investment Funds with respect to which gains or losses on their future deferrals are calculated on any business day, with any change

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effective as soon as administratively practicable.  All Participants may, upon notice to the Plan’s recordkeeper, change the Investment Funds with respect to which gains or losses on their Account balance will be calculated on any business day.  Changes received by the Plan’s recordkeeper prior to the close of trading on the New York Stock Exchange will be effective as of that day.  Changes received by the recordkeeper after such time on any day will be effective as of the end of the next trading day on the New York Stock Exchange.  If a Participant does not choose any Investment Fund, the gains or losses on the amounts credited to the Participant’s Account shall be calculated by reference to the Target Retirement fund based on the Participant’s age as of the default investment election date.

4.3        Daily Valuation.  The Committee shall maintain a record of each Participant’s Account.  Each Participant’s Account shall be adjusted on a daily basis to reflect the deemed gains or losses of the Investment Funds selected by the Participant.

ARTICLE V

VESTING

5.1        Vesting in Deferral Account, First Data ISP Plus Contributions Account, and First Data Service-Related Contributions Account. Each Participant shall be 100% vested in the Participant’s Deferral Account, First Data ISP Plus Contributions Account, and First Data Service-Related Contributions Account at all times.

5.2        Vesting in Western Union Matching Account.  Each Participant shall be vested in the Participant’s Western Union Matching Account in accordance with the following vesting schedule:

Years of Service	Vesting Percentage
Less than 1	0%
1	25%
2	50%
3	75%
4 or more	100%

5.3        Vesting in First Data Matching Account and First Data eOne Global Employer Basic Contributions Account.  The vested portion in each Participant’s First Data Matching Account at the time of the determination will be equal to the sum of the Participant’s First Data Matching Account in the Plan at the time of the determination and the Participant’s First Data Matching Account under The Western Union Company Grandfathered Supplemental Incentive Savings Plan at the time of the determination, multiplied by the Participant’s vesting percentage at the time of the determination, minus the Participant’s First Data Matching Account under The Western Union Company Grandfathered Supplemental Incentive Savings Plan at the time of the determination.  The vested portion in each Participant’s First Data eOne Global Employer Basic Contributions Account at the time of the determination will be equal to the sum of the Participant’s First Data eOne Global Employer Basic Contributions Account in the Plan at the time of the determination and the Participant’s First Data eOne Global Employer Basic Contributions Account under The Western Union Company Grandfathered Supplemental Incentive

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Savings Plan at the time of the determination, multiplied by the Participant’s vesting percentage at the time of the determination, minus the Participant’s First Data eOne Global Employer Basic Contributions Account under The Western Union Company Grandfathered Supplemental Incentive Savings Plan at the time of the determination.

The following vesting schedule applies for purposes of this Section 5.3, based on the Participant’s Years of Service at the time of the determination:

Years of Service	Vesting Percentage
Less than 1	0%
1	25%
2	50%
3	75%
4 or more	100%

5.4        100% Vesting Events.  Each Participant shall be 100% vested in the Participant’s entire Account to the extent not already vested upon the Participant’s death, the Participant’s Disability, the Participant’s attainment of age 65, or the termination of the Plan.

5.5        Violation of Agreement. If a Participant violates any restrictive covenants agreement or any non-solicitation or non-compete agreement that the Participant has signed with the Company or an Affiliate, the Participant shall forfeit the Participant’s entire Account under the Plan, other than the Participant’s Deferral Account, regardless of whether the Participant was vested in the amounts being forfeited.  The Committee shall determine whether a Participant has violated any such agreement in its sole discretion.

ARTICLE VI

DISTRIBUTIONS

6.1        Timing of Commencement of Distributions. A Participant shall elect one of the following times for commencement of distributions with respect to: (a) unvested amounts transferred to this Plan from the First Data SISP that were credited to the Participant’s Account prior to January 1, 2005, (b) amounts credited to the Participant’s Accounts for the 2005 Plan Year and the 2006 Plan Year and (c) amounts credited to the Participant’s Accounts each Plan Year, commencing with the 2007 Plan Year.

(a)         Specified Payment Date. The date the Participant specifies in a Distribution Election that has not been postponed pursuant to Section 6.4.  With respect to elections for Plan Years commencing on and after January 1, 2007, the payment date may be any calendar date that is more than four years following the end of the Plan Year to which the Deferred Compensation Agreement relates.

(b)        Separation from Service. The date the Participant has a Separation from Service, or a specified time following the Participant’s Separation from Service. A Participant may elect immediate commencement or a time

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following Separation from Service that is prior to the 5th anniversary of the Participant’s Separation from Service.  Notwithstanding any other provision of the Plan, if the Participant is a Specified Employee on the date of his or her Separation from Service, any amounts otherwise payable prior to the 6th month anniversary of the Participant’s Separation from Service shall be delayed until the day following the 6th month anniversary of the Participant’s Separation from Service.

6.2        Form of Distributions. A Participant shall elect one of the following forms of distribution with respect to: (a) unvested amounts transferred to this Plan from the First Data SISP that were credited to the Participant’s Account prior to January 1, 2005, (b) amounts credited to the Participant’s Accounts for the 2005 Plan Year and the 2006 Plan Year and (c) amounts credited to the Participant’s Accounts each Plan Year, commencing with the 2007 Plan Year.  A Participant may elect distribution in the form of a lump sum payment or quarterly or annual installments over a period of up to 10 years.  Each installment shall be determined by dividing the Participant’s Account balance as of the end of the month immediately preceding the month of the distribution by the number of remaining installments.

6.3        Special Distribution Provisions.

(a)        Default Distribution Election. If a Participant fails to make an election (including an election carryover pursuant to Section 6.3(c)) specifying the time or form in which all or any portion of the amounts credited to the Participant’s Account will be paid, the Participant shall be deemed to have elected to receive (i) a lump sum distribution, if the Participant has failed to make an election specifying the form of payment, and (ii) a payment upon Separation from Service, if the Participant has failed to make an election specifying the time of payment.  The default election provisions of this section will be effective as of the date the initial Deferred Compensation Agreement is effective, and as of that date, cannot be changed except as provided in the Plan with respect to changing Distribution Elections.

(b)        Distribution Elections for Accounts From the First Data SISP. A Participant who was formerly a participant in the First Data SISP and whose balance under the First Data SISP was transferred from the First Data SISP to this Plan shall be deemed to have the same Distribution Election as previously filed with respect to the First Data SISP (if such an election was filed), unless the Participant changes the election in accordance with the procedures in this Plan.

(c)        Election Carryover. If a Participant makes a Distribution Election for a Plan Year or has a Distribution Election carried over from the First Data SISP, the Distribution Election will remain in effect for all subsequent Plan Years for which the Participant fails to make a new Distribution Election.  The election carryover will apply to all subsequent Plan Years until the Participant actually makes a new Distribution Election for a Plan Year.

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(d)        Small Account Balance.  Notwithstanding a Participant’s Distribution Election(s), if immediately following a Participant’s Separation from Service, the Participant’s Account balance under the Plan (and all plans required to be aggregated with the Plan under Code § 409A) is less than or equal to the applicable dollar amount under Code § 402(g)(1)(B), the recipient shall receive a lump sum payment of the Participant’s Account balance as soon as administratively feasible following (i) the day following the  6th month anniversary of the Participant’s Separation from Service if the Participant has been identified as a Specified Employee as of the date of the Participant’s Separation from Service,  or (ii) the first day of the calendar month following the date of the Participant’s Separation of Service if the Participant has not been identified as a Specified Employee as of the date of the Participant’s Separation from Service, provided the payment results in the termination and liquidation of the entirety of the Participant’s interest in the Plan (and all plans required to be aggregated with the Plan under Code § 409A).

(e)        Election Changes Permitted On or Before December 31, 2008 Pursuant to Internal Revenue Service Transition Relief.  Notwithstanding anything in this Article to the contrary, a Participant may be permitted to make a new Distribution Election on or before December 31, 2008 with respect to the time and/or form of payment of (a) unvested amounts transferred to this Plan from the First Data SISP that were credited to the Participant’s Account prior to January 1, 2005, (b) amounts credited to the Participant’s Accounts for the 2005 Plan Year and the 2006 Plan Year, (c) amounts credited to the Participant’s Accounts for the 2007 Plan Year, and (d) amounts credited to the Participant’s Accounts for the 2008 Plan Year.  However, any such new Distribution Elections will apply only to amounts that would not otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008.  In addition, any such new Distribution Election that specifies a distribution commencement date prior to June 1, 2009 will be deemed to be an election to commence distribution on June 1, 2009.

6.4        Changing Distribution Elections.  A Participant may change his or her Distribution Election as to timing and/or form of payment if:

(a)        the change does not accelerate any payments within the meaning of Code § 409A;

(b)        the Participant executes a new Distribution Election at least 12 months prior to the earliest date payment would have commenced under the prior Distribution Election;

(c)        any payments under the new Distribution Election will not commence earlier than 5 years from the date the payments would have otherwise commenced under the prior Distribution Election; and

(d)        the new Distribution Election will not take effect until 12 months after the date it was executed by the Participant.

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For purposes of this Section 6.4, payments made in the form of installments shall be treated as a single payment.

6.5        Designation of Beneficiary. A Participant may designate one or more Designated Beneficiaries (who may be designated contingently or successively) by filing a written notice of designation with the Committee in such form as the Committee may prescribe. Each designation will automatically revoke any prior designations by the same Participant.  Any beneficiary designation will be effective as of the date on which the written designation is received by the Committee during the lifetime of the Participant.

6.6        Severe Financial Hardship. In the event of a Severe Financial Hardship of a Participant, the Participant may request distribution of some or all of the Participant’s Account or the cancellation of the Participant’s election to defer Salary or Bonus for the remainder of the Plan Year.  The Committee shall require such evidence as is reasonably necessary to determine if a distribution is warranted and satisfies the requirements of a Severe Financial Hardship pursuant to Code § 409A.  The Committee shall determine the amount available to the Participant, if any, in its sole discretion based on the relevant facts and circumstances and in accordance with Code § 409A.  If the Committee grants a Participant’s request to cancel an election to defer Salary or Bonus, the Participant may again make an election to defer Salary or Bonus only in accordance with Article III.

6.7        Payments on Account of Failure to Comply with Code § 409A.  If any portion of the Participant’s Account that has not yet been distributed must be included in the Participant’s taxable income for a calendar year pursuant to Code § 409A, the Committee shall distribute the portion of the Account that has been included in the Participant’s taxable income as soon as administratively practicable.

ARTICLE VII

DEFERRED COMPENSATION AND BENEFITS TRUST

Upon the occurrence of any Potential Change in Control, the Company may in its discretion transfer to a Deferred Compensation and Benefits Trust ( “DCB Trust”) an amount of cash, marketable securities, or other property acceptable to the trustee equal in value of up to 105% of the amount necessary to pay the Company’s obligations with respect to Accounts under this Plan (the “Funding Amount”).  Any cash, marketable securities, and other property so transferred shall be held, managed, and disbursed by the trustee subject to and in accordance with the terms of the DCB Trust.  In addition, from time to time, the Company may make any and all additional transfers of cash, marketable securities, or other property acceptable to the trustee as may be necessary in order to maintain the Funding Amount with respect to this Plan.  Any amounts transferred to the DCB Trust under this paragraph shall, at any time prior to the consummation of a Potential Change in Control, be returned to the Company by the Trustee at the Company’s request. The Company and any successor shall continue to be liable for the ultimate payment of Participants’ Accounts.

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Notwithstanding the immediately preceding paragraph, the Company will not transfer any cash, securities, or other property to the DCB Trust at a time when such a transfer would cause adverse tax consequences under Code § 409A.

ARTICLE VIII

AMENDMENT, MODIFICATION AND TERMINATION

8.1        Amendment and Termination.  The Company may, at its sole discretion, amend or terminate the Plan at any time provided that the amendment or termination shall not adversely affect the vested or accrued rights or benefits of any Participant without the Participant’s prior consent.  Notwithstanding the foregoing, the Company may amend the Plan at any time, without the consent of any Participant, as necessary or desirable to comply with the requirements, or avoid the application, of Code § 409A.  Any termination of the Plan will be made in compliance with the requirements of Code § 409A and the regulations thereunder.

8.2        Further Actions to Conform to Code § 409A.  Notwithstanding any provision of the Plan, the Plan will be construed, administered or deemed amended as necessary to comply with the requirements of Code § 409A to avoid taxation under Code § 409A(a)(1) to the extent subject to Code § 409A.  The Committee, in its sole discretion shall determine the requirements of Code § 409A applicable to the Plan and shall interpret the terms of the Plan consistently therewith.  Under no circumstances, however, shall the Company or any affiliate or any of its or their employees, officers, directors, service providers or agents have any liability to any person for any taxes, penalties or interest due on amounts paid or payable under the Plan, including any taxes, penalties or interest imposed under Code § 409A.

ARTICLE IX

ADMINISTRATION AND INTERPRETATION

The Committee shall have final discretion, responsibility, and authority to administer and interpret the Plan.  This includes the discretion and authority to determine all questions of fact, eligibility, or benefits relating to the Plan.  The Committee may also adopt any rules it deems necessary to administer the Plan. The Committee’s responsibilities for administration and interpretation of the Plan shall be exercised by Company employees who have been assigned those responsibilities by the Company’s management.  Any Company employee exercising responsibilities relating to the Plan in accordance with this Article shall be deemed to have been delegated the discretionary authority vested in the Committee with respect to those responsibilities, unless limited in writing by the Committee.  Any Participant may appeal any action or decision of these employees to the Committee.  Claims for benefits under the Plan and appeals of claim denials shall be in accordance with Articles XI and XII.  Any interpretation by the Committee shall be final and binding on the Participants and any Designated Beneficiary.

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ARTICLE X

MISCELLANEOUS

10.1      Non-assignability. Neither a Participant nor a Designated Beneficiary may voluntarily or involuntarily anticipate, assign, or alienate (either at law or in equity) any benefit under the Plan, and the Committee shall not recognize any such anticipation, assignment, or alienation.  Furthermore, a benefit under the Plan shall not be subject to attachment, garnishment, levy, execution, or other legal or equitable process.  Any attempted sale, conveyance, transfer, assignment, pledge or encumbrance of the rights, interests, or benefits provided pursuant to the terms of the Plan or the levy of any attachment or similar process thereupon, shall be null and void and without effect.

10.2      Taxes. The Company shall deduct from all payments made under this Plan all applicable federal or state taxes required by law to be withheld.

10.3      Governing Law. To the extent not preempted by federal law, the Plan shall be construed in accordance with, and shall be governed by, the laws of the state of Colorado without regard to any conflict of laws provisions thereunder.

10.4      Form of Communication.  Any election, application, claim, notice, or other communication required or permitted to be made by a Participant or Designated Beneficiary to the Committee shall be made in such form as the Committee may prescribe, and shall not be effective until the date specified in the Plan or by the Committee for such communication.  If no form or date is specified, such communication  shall be effective upon receipt of the communication in writing by the Company’s Senior Vice President, Compensation and Benefits at 12500 East Belford Avenue, Englewood, CO  80112.

10.5      Service Providers.  The Company or Committee may, in their sole discretion, retain one or more independent entities to provide services in connection with the operation and administration of the Plan.  Except as may be specifically delegated or assigned to any such entity in writing or as otherwise provided in this Plan, the Committee shall retain all discretionary authority under this Plan.  No Participant or other person shall be a third party beneficiary with respect to, or have any rights or recourse under, any contractual arrangement between the Company or Committee and any such service provider.

10.6      Unsecured General Creditor.  Participants and their beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any property or assets of the Company.  The assets of the Company shall not be held under any trust for the benefit of Participants, their beneficiaries, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan.  Any and all Company assets shall be, and remain, the general, unpledged, unrestricted assets of the Company.  The Company’s obligation under the Plan shall be an unfunded and unsecured promise of the Company to pay money in the future.

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10.7      Gender and Number.  Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender and vice versa, and the singular shall also include the plural and vice versa.

10.8      No Right to Continued Employment.  Nothing contained in the Plan shall confer upon any Participant any right with respect to the continuation of the Participant’s employment by, or consulting relationship with, the Company, or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement or other contract to the contrary, at any time to terminate such services or to increase or decrease the compensation of the Participant.  Nothing in this Plan shall limit or impair the Company’s right to terminate the employment of any employee.  Participation in this Plan is a matter entirely separate from any pension right or entitlement the Participant may have and from the terms or conditions of the Participant’s employment.  Any Participant who leaves the employment of the Company shall not be entitled to any compensation for any loss of any right or any benefit or prospective right or benefit under this Plan which the Participant might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or otherwise.

10.9      Participation in Other Plans.  Nothing in this Plan shall affect any right which the Participant may otherwise have to participate in any retirement plan or agreement which the Company or an Affiliate has adopted or may adopt.

10.10    Entire Understanding.  This instrument contains the entire understanding between the Company and the Participants participating in the Plan relating to the Plan, and supersedes any prior agreement between the parties, whether written or oral.  Neither this Plan nor any provision of the Plan may be waived, modified, amended, changed, discharged or terminated except as provided in the Plan.

10.11    Provisions Severable.  To the extent that any one or more of the provisions of the Plan shall be invalid, illegal or  unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

10.12    Headings.  The article and section headings are for convenience only and shall not be used in interpreting or construing the Plan.

10.13    Successors, Mergers, or Consolidations.  Any agreement under the Plan shall inure to the benefit of and be binding upon (a) the Company and its successors and assigns and upon any corporation into which the Company may be merged or consolidated, and (b) the Participant and his or her heirs, executors, administrators, and legal representatives.

ARTICLE XI

CLAIMS PROCEDURE

Claims for benefits under the Plan shall be filed in writing, within 180 days after the event giving rise to a claim, with the Company’s Senior Vice President, Compensation

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and Benefits (the “Plan Administrator”), who shall have absolute discretion to determine whether benefits are payable under the Plan, interpret and apply the Plan, evaluate the facts and circumstances, and make a determination with respect to the claim in the name and on behalf of the Committee.  The claim shall include a statement of all relevant facts and copies of all documents, materials, or other evidence that the claimant believes relevant to the claim.

The Plan Administrator shall furnish a notice to any claimant whose claim for benefits under the Plan has been denied within 90 days from receipt of the claim.  This 90-day period may be extended if special circumstances require an extension, provided that the time period cannot exceed a total of 180 days from the Plan’s receipt of the claimant’s claim and the written notice of the extension is provided before the expiration date of the initial 90-day claim period.  If an extension is required, the Plan Administrator shall provide a written notice of the extension that contains the expiration date of the initial 90-day claim period, the special circumstances that require an extension, and the date by which the Plan Administrator expects to render its benefits determination.

If the adverse decision relates to a claim involving the Disability of a Participant, the Plan Administrator shall furnish a notice to the claimant whose claim for benefits has been denied within 45 days from receipt of the claim.  This 45-day period may be extended for an additional 30-day period if special circumstances require an extension, and the additional 30-day period may be further extended for up to 30 more days if special circumstances require a further extension.  If any extension of the time period for notifying a claimant is required, the Plan Administrator shall provide a written notice of the extension to the claimant containing the expiration date of the then-applicable claim period, the special circumstances that require an extension, and the date by which the Plan Administrator expects to render the benefits determination.

The Plan Administrator’s claim denial notice shall set forth:

(a)	the specific reason or reasons for the denial;

(b)	specific references to pertinent Plan provisions on which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why the material or information is necessary; and

(d)

an explanation of the Plan’s claims review procedure describing the steps to be taken by a claimant who wishes to submit his or her claim for review, including any applicable time limits, and a statement of the Participant’s or beneficiary’s right to bring a civil action under ERISA § 502(a) if the claim is denied on review.

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If the Plan Administrator’s claim denial relates to a claim involving Disability of a Participant, the notice will be provided in a culturally and linguistically appropriate manner and will contain:

(e)

a discussion of the decision, including an explanation of the basis for disagreeing with or not following: (i) the views provided by the claimant’s health care or vocation professionals who treated and evaluated the claimant, (ii) the views of medical or vocational experts whose advice was obtained by the Plan, regardless of whether the advice was relied upon in making the benefit determination, and (iii) any disability determination made by the Social Security Administration;

(f)

if the adverse benefit determination is based on medical necessity, experimental treatment, or similar exclusion or limit, either an explanation of the scientific or clinical judgement for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that an explanation will be provided free of charge upon request;

(g)

the specific internal rules, guidelines, protocols, standards or other similar criteria that were relied upon in making the adverse determination or a statement that such rules, guidelines, protocols, standards or other similar criteria do not exist; and

(h)

a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefit

A claimant who wishes to appeal the adverse determination must submit a request for review in writing to the Plan Administrator within 60 days (180 days in the event of a claim involving a Disability) after the appealing claimant receives notice of the denial of benefits.

ARTICLE XII

CLAIMS REVIEW PROCEDURE

12.1      Request for Review.  Any Participant, former Participant, or Designated Beneficiary of either, who has been denied a benefit claim, shall be entitled, upon written request, to a review of the denied claim by the Committee. A claimant appealing a denial of benefits (or the authorized representative of the claimant) shall be entitled to:

(a)	submit in writing any comments, documents, records and other information relating to the claim and request a review;

(b)	review pertinent Plan documents; and

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(c)

upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim.  A document, record, or other information shall be considered relevant to the claim if such document, record, or other information (i) was relied upon in making the benefit determination, (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination, or (iii) demonstrates compliance with the administrative processes and safeguards designed to ensure and verify that benefit claim determinations are made in accordance with the Plan and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated Participants or Designated Beneficiaries.

The Committee shall reexamine all facts related to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances.  In the case of a claim involving a Disability, before a final adverse benefit determination is made on review, the Plan Administrator will provide the claimant, free of charge, with any new or additional evidence or rationale considered, relied upon, or generated by the Plan in connection with the claim as soon as possible and sufficiently in advance of the final notice to give the claimant a reasonable opportunity to respond prior to that date.

12.2      Decision on Review.  The decision on review of a denied claim shall be made in the following manner:

(a)

The decision on review shall be made by the Committee, who may in its discretion hold a hearing on the denied claim.  The Committee shall make its decision solely on the basis of the written record, including documents and written materials submitted by the Participant or Designated Beneficiary (or the authorized representative of the Participant or Designated Beneficiary).  The Committee shall make its decision promptly, which shall ordinarily be not later than 60 days (45 days in the event of a claim involving a Disability) after the Plan’s receipt of the request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time for processing.  In that case a decision shall be rendered as soon as possible, but not later than 120 days (90 days in the event of a claim involving a Disability) after receipt of the request for review.  If an extension of time is required due to special circumstances, the Committee will provide written notice of the extension to the Participant or Designated Beneficiary prior to the time the extension commences, stating the special circumstances requiring the extension and the date by which a final decision is expected.

(b)

The decision on review shall be in writing, written in a manner calculated to be understood by the Participant or Designated Beneficiary.  If the claim is denied, the written notice shall include specific reasons for the decision, specific references to the pertinent Plan provisions on which the decision is

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based, a statement of the Participant’s or Designated Beneficiary’s right to bring an action under ERISA § 502(a), and a statement that the Participant or Designated Beneficiary is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.  If the denied claim relates to a claim involving Disability, the notice will be provided in a culturally and linguistically appropriate manner and will contain:

i.

a discussion of the decision, including an explanation of the basis for disagreeing with or not following: (1) the views provided by the claimant’s health care or vocation professionals who treated and evaluated the claimant, (2) the views of medical or vocational experts whose advice was obtained by the Plan, regardless of whether the advice was relied upon in making the benefit determination, and (3) any disability determination made by the Social Security Administration;

ii.

if the adverse benefit determination is based on medical necessity, experimental treatment, or similar exclusion or limit, either an explanation of the scientific or clinical judgement for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that an explanation will be provided free of charge upon request; and

iii.

the specific internal rules, guidelines, protocols, standards or other similar criteria that were relied upon in making the adverse determination or a statement that such rules, guidelines, protocols, standards or other similar criteria do not exist.

A document, record, or other information shall be considered relevant to the claim if such document, record, or other information (i) was relied upon in making the benefit determination, (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination, or (iii) demonstrates compliance with the administrative processes and safeguards designed to ensure and verify that benefit claim determinations are made in accordance with the Plan and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants.

(c)

The Committee’s decision on review shall be final.  In the event the decision on review is not provided to the Participant or Designated Beneficiary within the time required, the claim shall be deemed denied on review.

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ARTICLE XIII

LAWSUITS, JURISDICTION, AND VENUE

No lawsuit claiming entitlement to benefits under this Plan may be filed prior to exhausting the claims and claims review procedures described in Articles XI and XII.  Any such lawsuit must be initiated no later than (a) one year after the event(s) giving rise to the claim occurred, or (b) 60 days after a final written decision was provided to the claimant under Article XII, whichever is sooner.  Any legal action involving benefits claimed or legal obligations relating to or arising under this Plan may be filed only in Federal District Court in the city of Denver, Colorado.  Federal law shall be applied in the interpretation and application of this Plan and the resolution of any legal action.  To the extent not preempted by federal law, the laws of the state of Colorado shall apply.

ARTICLE XIV

EFFECTIVE DATE OF PLAN

This Plan, as amended and restated, shall be effective as of April 1, 2018.

The Company hereby agrees to the provisions of the Plan and in witness of its agreement, the Company by its duly authorized officer has executed the Plan on the date written below.

THE WESTERN UNION COMPANY

By:

Title:

Date:

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